EXHIBIT 10.1

AGREEMENT BETWEEN

THE COUNTY OF MODOC

IN THE STATE OF CALIFORNIA

AND

CORNERSTONE SUSTAINABLE ENERGY

THIS AGREEMENT (”Agreement”) is made and entered into this 22nd day of November, 2016 (the “Effective Date”), by and between the County of Modoc hereinafter referred to as "County," and Receivable Acquisition and Management Corporation d/b/a Cornerstone Sustainable Energy ("Contractor"), each a “Party” and together the “Parties” hereto.

RECITALS:

WHEREAS, County desires to retain a person or firm to provide the equipment (“Equipment”), to supply consultation on installation, and to service said Equipment as described in the Scope of Work in Exhibit A;

WHEREAS, Contractor warrants that it is qualified and agreeable to render the aforesaid services;

NOW, THEREFORE, for and in consideration of the Agreement made, and the payments to be made by County, the Parties agree to the following:

1.  Scope of Work

Contractor agrees to provide the equipment (“Equipment”) and services described in the Scope of Work outlined in Exhibit A attached hereto and by this reference made a part hereof.  The project herein (the “Project”) is the installation and commissioning of the Equipment as described in items 1 and 2 therein.

2.  County Furnished Services

County agrees to provide:

a.

Access to the Equipment to Contractor or its representatives for inspections and warranty work at such times as Contractor might need to continue to provide electrical power output from the installation.

b.

Hot Water flow of up to 20 GPM at 185°F from a hot source to the Equipment installation pad, and cooling water flow of 25 GPM at 75°F.

c.

Installation services and related equipment as follows:

i.

Site engineering or design (Contractor will consult on these items),

ii.

Site preparation, including but not limited to soil preparations, concrete pads, other footings, foundations, buildings or equipment stands,

iii.

Both hydronic heat exchangers will be designed so that the engine internal heating water can be heated to 180F and the engine internal cooling water can be cooled to 80F, using the sources of heating and cooling water available.  The rate at which heat is supplied or rejected shall not exceed 400,000 BTU/Hr.

iv.

Piping, fittings, pumps, valves (and related parts as needed) and electrical wiring, cables or components external to the Equipment, as required to interface with site inflow or output of heat or electrical power,

v.

Grid protection relay(s) and interconnection as required,

vi.

Insulation or anti-freeze protection,

vii.

Additional sound attenuation not offered by Contractor if needed,

viii.

Internet connection as required for remote monitoring of equipment, and

ix.

Off-loading if the Equipment at installation site, and related storage.

3.  Budget

Contractor agrees to provide services as detailed in the Scope of Work not to exceed the Budget in Exhibit B attached hereto and by this reference made a part hereof.

4. Term of the Agreement

This Agreement shall commence on the Effective Date and shall terminate upon completion or as detailed below, whichever is later.

5.  Schedule of Products and Due Dates

Time is of the essence with respect to this Agreement.  Contractor shall make best efforts to complete the following milestones within the times shows below:

a.

Complete the manufacture of the Equipment and testing by County at the factory – 140 days after signing this Agreement and receipt of deposit from County.

b.

Arrival at installation site – 21 days after equipment testing.

c.

Startup/commissioning and acceptance by County – 20 days after shipment to installation site.

The Equipment will ship from Nevada.

6.  Maximum Cost to County

Notwithstanding any other provision of this Agreement, in no event will the cost to County for the services to be provided herein exceed the maximum sum of $123,624 including direct non-salary expenses.

7.  Payment

a.

Down Payment

County shall transmit to Contractor a deposit as shown in Exhibit B, within thirty (30) days of the Effective Date.  County shall make such additional payments as outlined in Exhibit B.

b.

Payment Schedule

All payments under this Agreement shall be due within thirty (30) calendar days after the time indicated, except for payment for equipment or services additional to those in Exhibit B, in which case payment will be due within sixty (60) days of receipt by County of an invoice covering the equipment or service(s) rendered.

c.

Payer and Payee

Payments are made by the “Modoc County Auditor’s Office”.  County’s checks shall be made payable to “Cornerstone Sustainable Energy” and mailed to:

Cornerstone Sustainable Energy

P.O. Box 3027

New York, NY 10163

8.  Confidentiality

Contractor provides the Equipment under the condition that County understands that the Equipment’s design, manufacture, and principles of operation involve trade secrets and other confidential intellectual property (“Confidential Information”), the disclosure of which could do significant harm to Contractor, its business, its investors, its employees, and other stakeholders.  Confidential Information may include, without limitation, technical, commercial, contractual, operational, and/or financial information.

Contractor shall identify any Confidential Information as such if and when disclosed.  Confidential Information shall not include information that: (i) at the time of disclosure, is available to the general public; (ii) at a later date, becomes available to the general public through no breach of this Agreement on the part of County, and then only after such later date; (iii) County can demonstrate was in its possession before receipt; (iv) is disclosed to County without restriction on disclosure by a third party who had lawful right to disclose such information; or (v) is disclosed by County to a third party with the permission of Contractor.

a)

County agrees not to disclose the Confidential Information to others or to associates of County, except those employees who have a ‘need to know’ the Confidential Information. County shall protect the Confidential Information using the same degree of care, but no less than a reasonable degree of care, as County uses to prevent the disclosure of its own Confidential Information of like importance.

b)

Unless otherwise agreed to by the Parties, this Agreement shall expire three (3) years after the Effective Date.  The nondisclosure obligations of County under this Agreement with respect to any Confidential Information will continue for a period of five (5) years from the date of each disclosure of the Confidential Information.

c)

Any materials or documents containing Confidential Information which have been furnished in accordance with this Agreement will be promptly returned, accompanied by all copies of such documentation, at the request of Contractor, or upon termination of this Agreement.

All Confidential Information shall remain the sole and exclusive property of Contractor. In the event of County’s breach of its obligations hereunder, Contractor shall have the right to (i) demand the immediate return of all of its Confidential Information, (ii) recover its actual damages incurred by reason of such breach, including, but not limited to, its attorneys’ fees and costs of suit, (iii) obtain injunctive relief to prevent such breach or to otherwise seek appropriate redress, in which, in either event, no bond shall be required, and (iv) pursue any other remedy available at law or in equity.

Contractor understands that the County may make the cost and operational characteristics of the Equipment (inflow rate of heating and cooling water, temperatures, the output of electricity (with parasitic loads identified) and maintenance costs available to the general public.  This information shall not be deemed confidential.

9.  Fiscal Accounting Requirements

a.

Accounting and Financial Methods

Contractor shall establish a separate ledger account or fund for receipt and disbursement of funds for the Scope of Work funded by this Agreement with County. Expenditure details will be maintained by Contractor in accordance with the approved budget details using appropriate accounting practices as provided in Exhibit C, attached hereto and made a part hereof.

b.

Retention of Records

Contractor shall retain all project records, including financial records, progress reports, and payment requests, for a minimum of three (3) years after the Project has been formally concluded, or final payment received, whichever is later.    Records for nonexpendable personal property (costing more than $5,000 per item) acquired with county funds shall be retained for three years after its final disposition.  The intent of records retention is to make available, if required by County, records relating to the project.

c.

Cost Match

Contractor’s commitment of resources, as described in this Agreement, is a required expenditure for receipt of County funds. County funds will be released only if the required match amount or percentage is expended. Contractor must maintain accounting records detailing the expenditure of the match (actual cash and in-kind services) and provide complete documentation of expenditures as described under “Payment of Funds.”

Invoices or applications for payment to the County shall be detailed and shall contain full documentation of all work performed and all reimbursable expenses incurred.  Where the Scope of Work is divided into various tasks, invoices shall detail the related expenditures accordingly.  Labor expenditures need documentation to support time, subsistence, travel and field expenses.  No expense will be reimbursed without adequate documentation.  This documentation will include, but not be limited to, receipts for material purchases, rental equipment and subcontractor work.

Notwithstanding any other provision herein, payment may be delayed, without penalty, for any period in which the State or Federal Government has delayed distribution of funds that are intended to be used by County for funding payment to Contractor.  County understands that a delay in payment may affect Contractor’s schedule as outlined in Section 5.

For this project, Contractor agrees to provide cost match in the amount of $54,000.

10.  Cost Disclosure for Report

In accordance with California Government Code Section 7550, Contractor agrees to state in a separate section of any filed report it should prepare the dollar amount of this Agreement and any related contracts and subcontracts relating to the preparation of such report resulting from this Agreement.

11.  Publications - Legal Statement on Reports and Products

No product or report produced as a result of work funded by this Agreement shall be represented to be endorsed by the California Energy Commission, and all such products or reports shall include the following statement:

LEGAL NOTICE

This document was prepared as a result of work sponsored by the California Energy Commission. It does not necessarily represent the views of the Energy Commission, its employees, or the State of California. The Energy Commission, the State of California, its employees, contractors, and subcontractors make no warranty, express or implied, and assume no legal liability for the information in this document; nor does any party represent that the use of this information will not infringe upon privately owned rights.

12.  Amendments

Changes to the Scope of Work, changes to specific line items in the budget, or both, may be made under certain conditions. Such changes must not alter the original scope or purpose of the Project or program and must not appreciably affect the value of the Project.

Scope of Work changes and/or cumulative transfers among budget line items that exceed ten percent (10%) of the total basic cost as agreed to by the Parties will require advance written approval of the County project director.

All requests for changes must be submitted directly to the County project director in writing and include a description of the proposed change, revised attachment(s), and the reasons for the change. If the change is approved, the affected sections of the Agreement will be amended and signed by the County’s authorized representative, subject to approval from the California Energy Commission Agreement Manager, the California Energy Commission Grants and Loans Office.

13.  Standard of Performance

Contractor, its subcontractors and their employees, in the performance of Contractor's work under this Agreement shall be responsible for exercising the degree of skill and care required by customarily accepted good professional practices and procedures used in Contractor’s field.

Any costs for failure to meet the foregoing standard or to correct otherwise defective work that requires re-performance of the work, as directed by the California Energy Commission Agreement Manager, shall be borne in total by Contractor and not County. The failure of a project to achieve the performance goals and objectives stated in the Scope of Work is not a basis for requesting re-performance unless the work conducted by Contractor and/or its subcontractors is deemed by County to have failed the foregoing standard of performance.

In the event Contractor and/or its subcontractor(s) fail(s) to perform in accordance with the above standard:

a.

Contractor and/or its subcontractor(s) will re-perform, at its own expense, any task which was not performed to the reasonable satisfaction of the County Project Director. Any work re-performed pursuant to this paragraph shall be completed within the time limitations originally set forth for the specific task involved. Contractor and/or its subcontractor(s) shall work any overtime required to meet the deadline for the task at no additional cost to County;

b.

County shall provide a new schedule for the re-performance of any task pursuant to this paragraph in the event that re-performance of a task within the original time limitations is not feasible; and

c.

County shall have the option to direct Contractor and/or its subcontractor(s) not to re-perform any task which was not performed to the reasonable satisfaction of the County Project Director pursuant to application of (a) and (b) above. In the event County directs Contractor and/or its subcontractor(s) not to re-perform a task, County and Contractor shall negotiate a reasonable settlement for satisfactory work performed. No previous payment shall be considered a waiver of County’s right to reimbursement.

Nothing contained in this section is intended to limit any of the rights or remedies which County may have under law.

14.  Insurance

a.

General Liability

Contractor shall maintain a commercial general liability insurance policy in the amount of $1,000,000.

b.

Vehicular

Where the services to be provided under this Agreement involve or require the use of any type of vehicle by Contractor in order to perform said services, Contractor shall also provide comprehensive business or commercial automobile liability coverage including non-owned and hired automobile liability in the amount of $300,000.

c.

Named Insureds

The County shall be named as an Additional Insured on all of the policies.   The Certificate Holder and Additional Insured should read as follows:

County of Modoc

204 South Court Street, Room 100

Alturas, CA 96101

d.

Workers Compensation

Contractor acknowledges that it is aware of the provisions of the Labor Code of the State of California which requires every employer to be insured against liability for workers’ compensation or to undertake self-insurance in accordance with the provisions of that Code and it certifies that it will comply with such provisions before commencing the performance of the work of this Agreement.

e.

Proof of Insurance

The insurer shall supply a Certificate of Insurance and endorsements signed by the insurer evidencing any and all such insurance coverages to County prior to commencement of work, and said certificate and endorsement shall provide for 30 day advance notice to County of any termination or reduction in coverage.

Said policies shall remain in force through the life of this Agreement and shall be payable on a "per occurrence" basis.

15.  Subcontracting and Assignment

The rights, responsibilities and duties under this Agreement are personal to Contractor and may not be subcontracted, transferred or assigned without the express prior written consent of County.  This in no manner restricts Contractor’s ability to use contractors and subcontractors in fulfilling its requirements under the Agreement.

16.  Licensing and Permits

Contractor shall obtain such licenses as it may need to conduct the work as provided herein, and shall maintain the appropriate licenses throughout the life of this Agreement.  Contractor shall also obtain any and all permits which might be required by the work to be performed herein.

17.  Books of Record and Audit Provision

Contractor shall maintain on a current basis complete books and records relating to this Agreement.  Such records shall include, but not be limited to, documentation for all expenditures for which any reimbursement is sought.  The books and records shall be original entry books or suitable computer records.  In addition, Contractor shall maintain detailed payroll records including all subsistence, travel and field expenses, and canceled checks (or facsimiles thereof), receipts and invoices for all items for which any reimbursement is sought.  These documents and records shall be retained for at least three (3) years from the completion of this Agreement.

Contractor will permit County to audit all books, accounts or records relating to this Agreement or all books, accounts or records of any business entities controlled by Contractor who participated in this Agreement in any way.  Any audit may be conducted on Contractor's premises or, at County's option, Contractor shall provide all books and records within a maximum of fifteen (15) days upon receipt of written notice from County.  Contractor shall refund any moneys erroneously charged.  If County ascertains that it has been billed erroneously by Contractor for an amount equaling five percent (5%) or more of the Budget as indicated in Section 3, Contractor shall be liable for the reasonable costs of the audit.  This paragraph applies to any contract which provides for reimbursement of expenses.

18.  Title

It is understood that any and all documents, information, computer disk, and reports concerning this project prepared by and/or submitted to Contractor by County shall be the property of County.  Contractor may retain reproducible copies of drawings and copies of other documents.

In the event of the termination of this Agreement, for any reason whatever, Contractor shall promptly turn over copies of all information, writing, computer disk, and documents to County without exception or reservation.

Contractor shall transfer from computer hard drive to disk any information or documents stored on hard drive and provide County with said disk.  Reuse or modification of any such documents by County, without Contractor’s written permission, shall be at County's sole risk, and County agrees to indemnify and hold Contractor harmless from all claims, damages, and expenses, including attorney’s fees, arising out of such reuse by County or by others acting through County.

19.  Certifications and Compliance:

a.

Federal, State and Municipal Requirements

Contractor must obtain any required permits and shall comply with all applicable federal, State, and municipal laws, rules, codes, and regulations for work performed under this Agreement.

b.

Employment and Workplace Requirements

In connection with the execution of this Agreement, the Contractor shall not discriminate against any employee or applicant for employment because of race, color, religion, age, sex, national origin, political affiliation, ancestry, marital status or disability.  Contractor hereby agrees to comply with all other nondiscrimination and workplace regulations and requirements, as detailed in Exhibit C, attached hereto and made a part hereof, as they may apply to Contractor. Under no circumstances may this policy or these policies require the employment or retention of unqualified persons or those who contravene such regulations.

20.  Site Visits

The California Energy Commission and/or its designees and/or County have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. Contractor must provide, and must require any subcontractors to provide, reasonable facilities and assistance for the safety and convenience of the government representatives in the performance of their duties.  All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

21.  Budget Contingency Clause

It is mutually agreed that this Agreement shall be of no further force and effect if the Budget Act of the State of California of the current year and/or any subsequent years covered under this Agreement does not appropriate sufficient funds to the California Energy Commission for the work identified in Exhibit A. In this event, County shall have no liability to pay any funds whatsoever to Contractor or to furnish any other consideration under this Agreement, and Contractor shall not be obligated to perform any provisions of this Agreement.

If funding to the California Energy Commission for any fiscal year is reduced or deleted by the Budget Act for purposes of this program, County shall have the option to either: (1) cancel this Agreement with no liability occurring to County; or (2) offer an Agreement amendment to Contractor to reflect the reduced amount.

In the event of Option (1), or in the event of Option (2) and such offered amendment is insufficient to cover the cost incurred to that date by Contractor, Contractor may take title to and remove its Equipment with no further liability to County.

22.  Public Works

Contractor hereby agrees to meet all applicable requirements for any and all parts of this Project that are considered public works, as detailed in Exhibit D attached hereto and made a part hereof.

23.  Attachments, References and OMB Circulars

The Office of Management and Budget (OMB) Circulars and/or federal regulations identified in Exhibit E are incorporated by reference as part of this Agreement. The terms and conditions and any special conditions as detailed in this Agreement take precedence over the circulars and/or regulations.

24.  Termination

a.

If Contractor fails to provide in any manner the services required under this Agreement or otherwise fails to comply with the terms of this Agreement or violates any ordinance, regulation or other law which applies to its performance herein, County may terminate this Agreement by giving fifteen (15) calendar days written notice to Contractor.

b.

Contractor shall be excused for failure to perform services herein if such services are prevented by acts of God, strikes, labor disputes or other forces over which Contractor has no control.

c.

Either Party hereto may terminate this Agreement for any reason by giving thirty (30) calendar days written notice to the other Party.  Notice of Termination shall be by written notice to the other Party and be sent by registered mail.

d.

In the event of termination not the fault of Contractor, Contractor shall be paid for services performed to the date of termination in accordance with the terms of this Agreement.

25.  Relationship between the Parties

It is expressly understood that in the performances of the services herein, the Contractor, and the agents and employees thereof, shall act in an independent capacity and as an independent contractor and not as officers, employees or agents of County.

26.  Amendment

This Agreement may be amended or modified only by written agreement of the Parties.

27.  Assignment of Personnel

In the event that Contractor specifically names personnel to conduct certain duties under this Agreement, Contractor shall not substitute any personnel for those specifically named in its proposal unless personnel with substantially equal or better qualifications and experience are provided, acceptable to County, as evidenced in writing.

28.  Jurisdiction and Venue

This Agreement shall be construed in accordance with the laws of the State of California and the Parties hereto agree that venue shall a neutral location agreed to by the Parties.

29.  Indemnification

Contractor agrees to indemnify, defend at its own expense, and hold County and the State of California harmless from any and all liabilities, claims, pure economic losses, damages, or expenses, including reasonable attorney’s fees to the proportional extent (or "to the extent"), arising from or caused by the negligence or willful misconduct of Contractor or its officers, agents, or employees in rendering services under this contract; excluding, however, such liabilities, claims, losses, damages, or expenses arising from County’s negligence or willful acts.

30.  Attorney’s Fees

If any Party hereto employs an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, including appeals or rehearing, the prevailing Party shall be entitled to receive from the other Party reimbursement for all reasonable attorneys’ fees and costs.  If any judgment or final order be issued in that proceeding, said reimbursement shall be specified therein.

31.  Warranties

a.

Contractor warrants that for one (1) year from commissioning, the Equipment provided hereunder will function in accordance with Contractor’s standard specifications for said Equipment and that Contractor is passing good title in said Equipment to the County of Modoc.

b.

Contractor shall

i.

repair or replace any part or parts of the Equipment that malfunction or fail to function satisfactorily as specified for one (1) year without charge to County;

ii.

pass through to County the full extent of any warranties provided by supplier to Contractor, and

iii.

for five (5) years from commissioning, replace or repair any part or parts of the Equipment that malfunction or fail to function satisfactorily due to defects in material or workmanship without charge to County.

c.

Contractor shall provide maintenance services to County covering normal wear and tear and periodic as well as emergency service on the Equipment for a minimum period of five (5) years after the initial one-year warranty period at an annual charge to be agreed upon by the Parties.

d.

Contractor shall offer to County maintenance services thereafter at reasonable rates consistent with rates offered to other clients of Contractor.

e.

Contractor shall provide remote monitoring using a local area network or the equivalent as part of this warranty and shall include the price of the remote monitoring equipment during the warranty period at no additional charge. Cellular or satellite options for remote monitoring may be used alternatively, but any additional cost can only be recouped by Contractor upon request.

f.

Replaced used, old or malfunctioning parts or components of the Equipment as replaced under this warranty are the property of Contractor; new parts are the property of Modoc County.

32.  Notices

Notices to terminate, change or otherwise provide notice as provided in the Agreement shall be given to County as follows:

Chester Robertson

County Administrative Officer

County of Modoc

204 South Court Street, Room 100

Alturas, CA 96101

Notices shall be given to Contractor as follows:

Thomas Telegades, CEO

Cornerstone Sustainable Energy

60 East 42nd Street, 46th Floor

New York, NY 10165

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

County:
Approved as to Form:

By: /s/ Kathie Rhoads	By: /s/ Margaret Long
Kathie Rhoads	Margaret Long, County Counsel
Chair, Board of Supervisors
County of Modoc

Contractor:	ATTEST:

By: /s/ Thomas Telegades	By: /s/ Tiffany Martinez
Thomas Telegades, CEO	Tiffany Martinez
Cornerstone Sustainable Energy	Deputy Clerk of the Board